Exhibit 21.1

ORGENESIS INC.

List of Subsidiaries

  Orgenesis Belgiuim SRL
  Orgenesis Ltd.
  Orgenesis Maryland Inc.
  Masthercell Global Inc.
  Cell Therapy Holdings S.A
  Atvio Biotech Ltd.
  CureCell Co. Ltd.